EXHIBIT 10.35

February 24, 2022

Re: Internal Offer Letter

Dear Julie:

AppHarvest Operations, Inc. (the “Company”) is pleased to offer you the position of Chief Operating Officer on the following terms.

You will report to David Lee, President. You will be based in Lexington, Kentucky. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Your annual base salary will be $350,000 ($13,461.54 bi-weekly) and subject to board approval, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule. You will be eligible for the Annual Incentive Plan and your target percentage is 60%. Your current Benefit Plan will continue through your new role.

Subject to approval by Board of Directors of AppHarvest, Inc., we anticipate you will be granted an option to purchase 150,000 shares of AppHarvest common stock at an exercise price per share equal to the closing price of the AppHarvest’s common stock on the Nasdaq Stock Market on the date of grant (the “Option”). The anticipated Option will be governed by the terms and conditions of the AppHarvest, Inc. 2021 Equity Incentive Plan (the “Plan”) and your grant agreement, and will vest in four equal annual installments, with the first installment vesting on the first anniversary of the vesting commencement date and succeeding installments on each anniversary of the vesting commencement date thereafter (or if there is no corresponding day, on the last day of the month), subject to your Continuous Service (as defined in the Plan) as of each such date.

Your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

Please sign and date this letter if you wish to accept employment at the Company under the terms described above. If you accept our offer, we will make the effective start date February 27, 2022.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Jonathan Webb, CEO
Jonathan Webb
Understood and Accepted:

/s/ Julie Nelson
Name
02/25/2022
Date